Exhibit 10.45
Marathon Petroleum Excess Benefit Plan
(as amended and restated effective December 31, 2023)

Article I – Purpose; Plan History; Definitions
The Marathon Petroleum Excess Benefit Plan (the “Plan”) was established on February 5, 1976, as the Marathon Oil Company Excess Benefit Plan, and has been amended from time to time. Its stated purpose is to compensate employees for the loss of benefits that occur due to limitations placed by the Internal Revenue Code on benefits payable and contributions permitted under qualified retirement plans. These limitations include Code section 415, Code section 401(k), Code section 401(m), Code section 402(g), and Code section 401(a)(17).
On January 1, 1998, Marathon Oil Company and Ashland Petroleum Inc. entered into a joint venture, called Marathon Ashland Petroleum LLC (“MAPLLC”). As a result of the formation of the joint venture and the transfer of a significant number of Marathon employees to MAPLLC, on April 1, 1998 a portion of the Marathon Oil Company Retirement Plan was spun off to create the Marathon Ashland Petroleum LLC Retirement Plan (“Retirement Plan”). Consistent with that action and pursuant to the agreement of the parties, Excess Retirement Benefits and Excess Thrift Benefits under the Marathon Oil Company Excess Benefit Plan for employees who transferred to MAPLLC during the 1998 calendar year were spun-off to create the Marathon Ashland Petroleum LLC Excess Benefit Plan (the “MAPLLC Excess Benefit Plan”). Any elections in effect under the Marathon Oil Company Excess Benefit Plan (such as beneficiary designations or Group I employee elections, etc.) continued to apply under the MAPLLC Excess Benefit Plan, until and unless changed. The terms and conditions of this MAPLLC Excess Benefit Plan were substantially the same as the terms and conditions of the Marathon Oil Company Excess Benefit Plan.
Effective September 1, 2005, MAPLLC changed its name to Marathon Petroleum Company LLC (“MPC” or “the Company”). Therefore, “MAP” has been replaced with “MPC” throughout this document, and all references to MPC are one and the same with respect to previous references to MAP. The name change from MAP to MPC does not affect any benefits under this Plan.
Effective January 1, 2006, the Plan was amended and restated to incorporate prior amendments.
Effective January 1, 2009, the Plan was amended and restated so as to apply only to benefits that are not fully distributed as of such date, including both 409A Accruals and Grandfathered Accruals.
Effective July 1, 2011, this Plan was restated primarily to provide for the allocation of liabilities between this Plan and the corresponding excess benefit plan for employees of Marathon Oil Company in accordance with the Employee Matters Agreement and to provide the Select Group Members with a Final Average Pay adjustment for their Legacy Retirement Benefit which corresponds to the Final Average Pay adjustment made available under the Retirement Plan to other participants for their Legacy Retirement Benefit. October 1, 2010, Marathon Petroleum Company LLC changed its name to Marathon Petroleum Company LP and is reflected as such throughout this document. (References to “MPC” include MAPLLC, Marathon Petroleum Company LLC, and Marathon Petroleum Company LP as the context requires).
Effective October 29, 2014, the Plan was amended and restated, primarily to provide for an additional Excess Retirement Benefit, as set forth in Plan Section 3.1(d). This additional Excess Retirement Benefit is intended to address the decrease in the lump sum benefit that may occur as a result of age-related conversion factors used to calculate the lump sum Legacy Retirement Benefit, to provide a retention incentive for certain individuals whose continued service is deemed to be in the best interests of the Company, as determined by the Compensation Committee of the Marathon Petroleum Corporation Board of Directors.
Effective January 1, 2017, the Plan was amended and restated. Subsequent to that restatement, the Excess Benefit was amended from time to time.
This document amends and restates the Plan, effective December 31, 2023, and incorporates the amendments made subsequent to the Plan’s January 1, 2017, amendment and restatement.

With respect to the 409A Accruals, the Plan, as amended and restated then and thereafter amended from time to time, is intended to conform to the requirements of Code section 409A, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Accruals, the Plan, as amended and restated from time to time on and after January 1, 2009, does not represent a material enhancement of the benefits or rights available under the Plan on October 3, 2004.
This Plan sets forth the terms and conditions under which benefits designed to compensate Employees for the aforementioned losses of benefits shall be accrued and paid by the applicable Employer. Capitalized terms, unless otherwise specified, are defined under the Retirement Plan, the Thrift Plan, and the Employee Matters Agreement. In addition, for purposes of this Article I and the remainder of this Plan, the following definitions apply:
“409A Accruals” means those benefits that were accrued after or became vested after 2004, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.
“Beneficiary” means the person or persons who under this Plan becomes entitled to receive a Participant’s interest in the event of the Participant’s death, as determined under Section 3.3(b) of this Plan.
“Board” means the Board of Managers of MPC Investment LLC (the “General Partner”) the general partner of Marathon Petroleum Company LP.
“Code” means the Internal Revenue Code.
“Code section 409A” means section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.
“Company” means Marathon Petroleum Company LP.
“Distribution Agreement” means the Separation and Distribution Agreement dated as of May 25, 2011 among Marathon Oil Corporation, Marathon Oil Company and Marathon Petroleum Corporation.
“Distribution Date” means June 30, 2011.
“Employee” means any individual employed by an Employer.
“Employee Matters Agreement” means the agreement respecting certain employee matters dated as of May 25, 2011 between Marathon Oil Corporation and Marathon Petroleum Corporation.
“Employer” includes the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” In addition, the term “Employer” shall also include any entity that previously met the requirements of an “Employer” as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.
“Grandfathered Accruals” means those benefits that are exempt from Code section 409A because they were accrued and vested before January 1, 2005, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.
“Gross Pay” shall have the same meaning as “Gross Pay” as applicable under the terms of the Thrift Plan.
“Legacy Retirement Benefit” as defined in the Retirement Plan, means the Participant’s retirement benefit (if any) determined under Section 3.3 of Appendix A (the Marathon Component) of the Retirement Plan, without taking into account any Plan Participation Service after December 31, 2009.

“Participant” means any individual who satisfies the eligibility requirements set forth in Article II.
“Plan” means the Marathon Petroleum Excess Benefit Plan.
“Plan Administrator” means the individual or committee and any successor as designated from time to time by the Company or the General Partner or delegate thereof, as the case may be, to administer the Plan; provided, that in the absence of such designated individual or committee, the Board shall be the Plan Administrator.
“Retirement Plan” means the Marathon Petroleum Retirement Plan, as in effect from time to time, including as most recently amended and restated effective as of December 31, 2019, and as thereafter amended from time to time, and, specifically, where the context so requires in this Plan, Appendix A (the Marathon Component) thereof. (This plan as it applies to this Plan was formerly known as the “Refining, Marketing and Transportation Sub-Plan of the Marathon Petroleum Retirement Plan.”)
“Select Group Member” means a participant of the Retirement Plan who, on August 17, 2009, either was a supervisor in Salary Grade 14 or above or had a base pay of $190,000 (specifically excluding bonus) or higher.
“Separation from Service” has the same meaning as set forth under Code section 409A with respect to an Employer.
“Specified Employee” has the meaning as set forth under Code section 409A and as determined by the Employer in accordance with its established policy.
“Thrift Plan” means the Marathon Petroleum Thrift Plan.
Article II – Eligibility
2.1    Eligibility for Benefits
The following individuals are eligible to accrue Excess Benefit Plan benefits:
(a)    (1) Every individual who qualifies for a benefit under the terms of the Retirement Plan and (i) whose benefit as determined under the Retirement Plan is reduced due to salary deferrals under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer or by either Code section 415 or the annual compensation limit as set forth under Code section 401(a)(17) (collectively, the “Defined Benefit Limits”), or (ii) would accrue a Special Excess Bonus Recognition benefit as set forth in section 3.1(b) hereof and is designated by the Plan Administrator and (2) each Select Group Member whose Legacy Retirement Benefit under the Retirement Plan is determined without taking into account his or her changes in Final Average Pay after December 31, 2009.
(b)     Individuals who have contributed to the Thrift Plan for the applicable year and whose Company matching contributions under the Thrift Plan for that year were limited by Code Section 401(a)(17).
2.2    No Duplication of Benefits
Any individual who is eligible under the terms of the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer shall receive excess Thrift accruals under that plan. No Participant shall receive duplicate benefits under the Thrift Plan, Excess Benefit Plan, or Deferred Compensation Plan.
2.3     Allocation of Liabilities under the Employee Matters Agreement
(a)    Immediately following the Distribution Date this Plan pursuant to the Employee Matters Agreement shall assume the Liabilities of the Marathon Oil Company Excess Benefit Plan representing any benefits accrued by individuals (1) who are either MPC Employees or Delayed Transfer Employees who move from the MRO Group to the MPC Group and (2) who have accrued benefits under the Marathon Oil Company Excess Benefit Plan.

(b)    Immediately following the Distribution Date this Plan pursuant to the Employee Matters Agreement shall no longer have any Liabilities representing benefits accrued under this Plan by individuals (1) who are MRO Employees or Delayed Transfer Employees who move from the MPC Group to the MRO Group and (2) who have accrued benefits under this Plan, and the MRO Employees and Transfer Employees described in this Section 2.3(b) shall after the Distribution Date look exclusively to the Marathon Oil Company Excess Benefit Plan for the payment of such accrued benefits.
Article III – Excess Retirement and Thrift Benefits
3.1    Amount of Excess Retirement Benefit
The amount of a Participant’s benefit under this Section 3.1 (the “Excess Retirement Benefit”), shall be determined as of the Participant’s Separation from Service, as follows:
(a)    The amount of Excess Retirement Benefit which a Participant or Beneficiary (as defined in Section 3.3(b)) is entitled to receive shall be equal to the excess of (1) over (2) below:
(1)     The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the Defined Benefit Limitations and including elected deferred compensation contributions as permitted under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer; less
(2)     The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.
(b)     The following individuals shall be entitled to an additional Excess Retirement Benefit equal to the difference between (1) and (2) below (“Special Excess Bonus Recognition”): (i) Eligible Grandfather Employees and (ii) any Grade 19 and above Employee of Marathon Petroleum Company LP and its subsidiaries, who is recommended by the Senior Vice President of Human Resources of Marathon Petroleum Corporation and approved by the President and CEO of Marathon Petroleum Corporation.
(1)     An amount calculated under the Retirement Plan benefit formula, without regard to any Code mandated limitations (including, but not limited to, the Defined Benefit Limits) and including elected deferred compensation contributions as permitted under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:
    Final Average Pay shall be the highest pay, excluding bonuses, of a Participant for any consecutive 36-month period during the ten years of employment immediately prior to January 1, 2013, plus the highest three bonuses paid out during the same ten years (not necessarily consecutive), divided by 36.
(2)    An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Plan (i.e., exclusive of any benefits attributable to the calculation in Section 3.1(b)(1) above).
For purposes of the calculations in (1) and (2) of this Section 3.1(b) “Eligible Grandfather Employee” means any MPC employee eligible for Special Excess Bonus Recognition under Article III, Section A of this Plan prior to October 1, 2006. However, an individual’s Eligible Grandfather Employee status shall permanently cease upon termination, retirement, or death as an employee.
(c)     If a Participant is a Select Group Member or a Beneficiary (as defined in Section 3.3(b)) is the Beneficiary of a Select Group Member, he or she shall be entitled to an additional Excess Retirement Benefit equal to the excess of (1) over (2) below:

(1)    The amount of the benefit which such Participant or Beneficiary would have been entitled to receive under the Retirement Plan as a Legacy Retirement Benefit if any changes in the Select Group Member’s Final Average Pay after December 31, 2009, through December 31, 2012, had been taken into account under Section 4.02(c) of the Retirement Plan in computing his or her Legacy Retirement Benefit; less
(2)    The amount of the benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan as a Legacy Retirement Benefit.
(d)     If a Participant (i) is appointed an Officer of Marathon Petroleum Corporation by the Marathon Petroleum Corporation Board of Directors, (ii) is approved to be eligible to receive the additional Excess Retirement Benefit, as determined in this Section 3.1(d)(1) and (2) below, by the Marathon Petroleum Corporation Board of Directors Compensation and Organization Development Committee or successor thereto as may be constituted from time to time, (iii) retires or dies on or after age 62 as an active employee, and (iv) at the time of such retirement or death, such Participant is eligible for a Legacy Retirement Benefit under the terms of the Retirement Plan and the Plan, he or she shall be entitled to an additional Excess Retirement Benefit, as follows:
(1)    In the event the lump sum interest rate at age 62 is less than or equal to the lump sum interest rate at retirement or death, the lump sum Legacy Retirement Benefit will be supplemented in an amount equal to the difference between A. and B., below:
A.    The lump sum Legacy Retirement Benefit calculated using the age 62 lump sum conversion factor based on the applicable lump sum interest rate in effect at retirement or death under the terms of the Retirement Plan and the Plan; and
B.    The lump sum Legacy Retirement Benefit calculated using the lump sum conversion factor for the actual age of retirement or death based on the lump sum interest rate in effect at retirement or death under the terms of the Retirement Plan and the Plan.
(2)    In the event the lump sum interest rate at age 62 is greater than the lump sum interest rate at retirement or death, the lump sum Legacy Retirement Benefit will be supplemented in an amount equal to the difference between A. and B., below:
A.    The lump sum Legacy Retirement Benefit calculated using the lump sum interest rate and lump sum conversion factor in effect at age 62 under the terms of the Retirement Plan and the Plan, and
B.    The lump sum Legacy Retirement Benefit calculated using the lump sum interest rate and lump sum conversion factor in effect at retirement or death under the terms of the Retirement Plan and the Plan.
Refer to Appendix I for examples of benefit calculations, as described in this Section 3.1(d).
(e)    Notwithstanding any provision of this Section 3.1 to the contrary, a Participant’s Excess Retirement Benefit shall be determined under this Section 3.1 without giving effect to any in-service distribution of the Participant’s Legacy Retirement Benefit type benefit under the Retirement Plan, such that the Participant’s Excess Retirement Benefit shall be determined as if the Participant had not taken an in-service distribution of their Legacy Retirement Benefit type benefit.
3.2    Amount of Excess Thrift Benefit
A Participant’s benefit under this Section 3.2 for each year shall be equal to the maximum matching contribution determined under the applicable provisions of the Thrift Plan with respect to Gross Pay in excess of the applicable Code Section 401(a)(17) limit.
3.3    Payment of Excess Benefit

A Participant shall be entitled to a cash distribution of the Participant’s Excess Retirement Benefit and Excess Thrift Benefit, as applicable (collectively, the “Excess Benefit”), as provided in this Section 3.3.
(a)    Except as otherwise provided in this Section 3.3, a Participant’s Excess Benefit shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death.
(b)     In the event of the death of a Participant, the Participant’s Excess Benefit shall be paid to the Participant’s applicable Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 3.3(a) (or, in the event of a Separation from Service of a Specified Employee (as defined below) not on account of death, the 90-day period described in Section 3.3(c)). The Participant’s “Beneficiary” shall be: (i) with respect to the Participant’s Excess Retirement Benefit, the Beneficiary will be his or her Eligible Surviving Spouse or estate (if no Eligible Surviving Spouse); and (ii) with respect to the Participant’s Excess Thrift Benefit, the Participant’s Beneficiary will be the beneficiary or beneficiaries designated under the Thrift Plan. In any event, if there is no valid Beneficiary under the terms of this Plan, the Excess Benefit will be paid to the person or persons comprising the first surviving class of the eligible classes as set forth: (1) the Participant’s spouse; (2) the Participant’s natural born and legally adopted children; (3) the Participant’s surviving parents; (4) the Participant’s surviving brothers and sisters; and (5) the executor or administrator of the Participant’s estate.
(c)     Distribution of the Excess Benefit of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Accruals) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 3.3(b). Payment of a Specified Employee’s Grandfathered Accruals shall be made in accordance with Section 3.3(a).
(d)     A Participant must be vested under the Retirement Plan in order for an Excess Retirement Benefit to be payable. The amount of any lump sum payment hereunder shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the Participant’s Separation from Service. The balance of any Excess Retirement Benefit not paid at the Participant’s Separation from Service shall accrue interest beginning at the Participant’s Separation from Service at a rate used under the Retirement Plan to determine the actuarial equivalent lump sum of a life only monthly annuity.
(e)     A Participant must be fully vested under the Thrift Plan in order for an Excess Thrift Benefit to be payable. The balance of any Excess Thrift Benefit not paid at the Participant’s Separation from Service shall accrue interest at the “Stable Value Fund” rate provided under the Thrift Plan until the entire balance has been paid. If the “Stable Value Fund” rate becomes unavailable for any reason, whether for purposes of this Section 3.3(e) or for purposes of Section 3.2, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.
(f)    Distributions of 409A Accruals prior to January 1, 2009 were made under reasonable good faith interpretations of Code section 409A and transition guidance provided thereunder. Notwithstanding any contrary provisions of this Section 3.3, to the extent the Plan Administrator permitted a Participant to submit an election to receive payment in a form of distribution other than a lump sum and such payment commenced prior to 2009, the distribution of such Participant’s Excess Benefit after 2008 shall be governed by procedures established by the Plan Administrator.
3.4    Plan Freeze as to Certain Benefits
Effective January 1, 2021, the Plan is frozen as to crediting of any additional Excess Thrift Benefit for any Participant in Company Salary Grades 16 and above, while maintaining Excess

Retirement Benefit crediting for such Participants, such that there is no duplication of credited amounts under the Marathon Petroleum Thrift Plan, the Marathon Petroleum Excess Benefit Plan, and/or the Marathon Petroleum Executive Deferred Compensation Plan.
Article IV – Funding
Benefits under this Plan shall be paid from the general assets of the applicable Employer. This Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the deferral activities of this Plan.
Article V – Plan Administration
5.1    General Duty
It shall be the principal duty of the Plan Administrator to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan.
5.2    Plan Administrator’s General Powers, Rights and Duties
The Plan Administrator shall have full power to administer this Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Plan, given the powers, rights and duties specifically stated elsewhere in this Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:
(a)    to determine all questions arising under this Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under this Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;
(b)    to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with this Plan;
(c)    to direct payments or distributions from this Plan in accordance with the provisions of this Plan;
(d)     to develop such information as may be required by it for tax or other purposes as respects this Plan; and
(e)    to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of this Plan.
The Plan Administrator’s decision in any matter involving the interpretation and application of this Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under this Plan which could affect the form or timing of the payment of deferred compensation under this Plan, then the Company shall make that decision.
5.3    Indemnification of Administrator
The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the

Company) occasioned by any act or omission to act in connection with this Plan, if such act or omission is or was in good faith. This Section 5.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.
5.4    Information Required by Plan Administrator
The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer this Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under this Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer this Plan.
5.5    Claims and Review Procedures
(a)    Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under this Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Excess Benefit Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.
(b)    Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Excess Benefit Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.
(c)    Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.

Article VI – Modification and Discontinuance
6.1    Amendment and Termination
The Company reserves the right to modify, suspend, or terminate this Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. The Company shall exercise such right by written action adopted by its Board or any authorized delegate of the Board. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under this Plan, to cease benefit accruals, and to distribute all benefits upon Excess Benefit Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article VI. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under this Plan. o future amendment to this Plan shall apply to Grandfathered Accruals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Accruals unless such amendment expressly indicates otherwise.
6.2     Transfer of Liabilities
In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Excess Benefit may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Accruals is consistent with Code section 409A, and (iii) with respect to Grandfathered Accruals, does not represent a material enhancement of the Participant’s benefits or rights available under the Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.
ARTICLE VII – General Provisions
7.1    Notices
Each Participant entitled to benefits under the Plan must file in writing with the Plan Administrator such Participant’s current home mailing address and each change of such address, and such Participant’s current personal email address and each change of such personal email address. Any communication, statement or notice addressed to any such Participant at their home mailing address or personal email address most recently filed with the Plan Administrator, or to their Company-issued email address if employed by an Employer, will be binding upon such person for all purposes of the Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to: Plan Administrator, Marathon Petroleum Deferred Compensation Plan, 539 S. Main Street, Findlay, OH 45840. For purposes of the preceding sentence, the Plan Administrator may permit a Participant or other person claiming an interest in or right under the Plan to provide a notice or document by email delivery to an email address designated by the Plan Administrator.
7.2    Employment Rights
The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Employer or any Affiliated Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

7.3    Interests Not Transferable
Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
7.4    Facility of Payment
When a Participant entitled to benefits under the Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Section 7.4 shall be a full and complete discharge of any liability for such payment.
7.5    Controlling State Law
To the extent not superseded by the laws of the United States, the laws of the State of Ohio shall be controlling in all matters relating to the Plan.
7.6    Severability
In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.
7.7    Statutory References
All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.
7.8    Headings
Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.
7.9    Non-taxable Benefits
It is the intention of the Company that this Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.
7.10    Effect on Other Benefit Plans
Any benefit payable under the Retirement Plan or the Thrift Plan shall be paid solely in accordance with the terms and provisions of those plans, and nothing in the Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan or Thrift Plan.

ARTICLE VIII – Speedway Deferred Compensation Plan Accommodation
This Article VIII (including Appendix II referenced under Section 8.1) is effective as of the Closing Event Date.
8.1    Covered Participants; Assumption of Liabilities
Each Non-Business Employee DCP Participant under the Speedway Plan on the Closing Event Date shall be a Participant in this Plan with respect to his or her Speedway Excess Benefit and the liabilities for each such Speedway Excess Benefit are assumed by the Company as the sponsor of this Plan, such that Speedway LLC and any Employer in the Speedway Plan shall have no further liabilities with respect to any such Speedway Excess Benefit or to any such Non-Business Employee DCP Participant with respect to the Speedway Plan, and each such Non-Business Employee shall no longer be a participant in the Speedway Plan. For reference purposes, Appendix III sets forth a list of the Non-Business Employee DCP Participants.
8.2    Benefit Frozen; Earnings
A Participant’s Speedway Excess Benefit shall be frozen and no further contributions or other additional benefit accrual will be permitted or otherwise credited to his or her Speedway Excess Benefit, provided, that, the portion of a Participant’s Speedway Excess Benefit consisting his or her Speedway Excess Thrift Benefit may be adjusted for earnings and losses as may be provided from time to time under Section 8.3(e).
8.3    Time and Form of Payment Rules Applicable to Distributions
The time and form of payment rules, including any Participant elections with respect to same, that applied to a Participant’s Speedway Excess Benefit at the time the liabilities for such Speedway Excess Benefit were assumed by this Plan shall continue to apply without change with respect to any distribution of the Participant’s Speedway Excess Benefit. This means that the Participant shall be entitled to a cash distribution of his or her Speedway Excess Benefit as follows:
(a)    General Rule for Distributions. Except as otherwise provided in this Section 8.3, a Participant’s Speedway Excess Benefit shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death.
(b)    Death. In the event of the death of a Participant, the Participant’s Speedway Excess Benefit shall be paid to the Participant’s applicable Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 8.3(a) (or, in the event of a Separation from Service of a Specified Employee (as defined below) not on account of death, the 90-day period described in Section 8.3(c)). The Participant’s “Beneficiary” shall be designated in accordance with guidelines established by the Plan Administrator. Each Participant shall have the right to designate, or to rescind or change the designation of, a primary and a contingent Beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Plan Administrator. The designation, rescission, or change of designation shall be effective as of the date filed with the Plan Administrator and shall be controlling over any disposition by will or otherwise. In the event there shall be no Beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid to the person or persons comprising the first surviving class of the following classes: (1) the Participant’s surviving spouse; (2) the Participant’s surviving natural born and legally adopted children; (3) the Participant’s surviving parents; (4) the Participant’s surviving brothers and sisters; and (5) the executor or administrator of the Participant’s estate.
(c)    Delay for Specified Employees. Distribution of the Speedway Excess Benefit of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Accruals) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 8.3(b). Payment of a Specified Employee’s Grandfathered Accruals shall be made in accordance with Section 8.3(a).
(d)    Participant Must be Vested; Lump Sum Determinations; Interest on Unpaid Amounts. The provisions of this Section 8.3(d) apply to that portion of a Participant’s Speedway Excess Benefit consisting of his or her Speedway Excess Retirement Benefit. A Participant must be vested under the Retirement Plan in order for a Speedway Excess Benefit to be payable. The amount of any lump sum payment of such Speedway Excess Benefit shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the Participant’s Separation from Service. The balance of any such Speedway Excess Benefit not paid at the Participant’s Separation from Service shall accrue interest beginning at the Participant’s Separation from Service at a rate used under the Retirement Plan to determine the actuarial equivalent lump sum of a life only monthly annuity.
(e)    Earnings on Speedway Excess Thrift Benefit. The portion of a Participant’s Speedway Excess Benefit consisting of his or her Speedway Excess Thrift Benefit will be credited with earnings and losses pursuant to the provisions of the Plan that are otherwise applicable to Excess Thrift Benefits from time to time as determined by the Plan Administrator.
8.4    No Material Modification as to Grandfathered Amounts; Code Section 409A
The accommodations made pursuant to this Article VIII with respect to the Grandfathered Accruals portion of a Participant’s Speedway Excess Benefit along with the application of the other provisions of the Plan with respect to same are intended and designed such and shall be administered and interpreted at all times in a such a manner that they do not constitute a material modification within the meaning of Code section 409A (including, but not limited to any material enhancement or any additional of a new material benefit or right that affects such amounts) that would cause any such amounts to be subject to Code section 409A.
8.5    Definitions
    For purposes of this Article VIII, the following definitions apply:
(a)    “Beneficiary” has the meaning as defined in the Speedway Plan, provided, however, that for any Beneficiary designation made on or after the Closing Event Date, “Beneficiary” shall have the meaning as defined in this Plan.
(b)    “Closing Event Date” means May 14, 2021, which is the date on which the Transaction Closing Event occurred.
(c)    “Employer” has the meaning as defined in the Speedway Plan.
(d)    “Grandfathered Accruals” has the meaning as defined in the Speedway Plan.
(e)    “Non-Business Employee DCP Participant” has the meaning as defined in Section 5.2(g)(ii) of the PSA, as applied with respect to the Speedway Plan immediately prior to the Transaction Closing Event.
(f)    “PSA” means that certain Purchase and Sale Agreement by and among Marathon Petroleum Corporation and the entities set forth on Schedule I thereto and 7-Eleven, Inc., dated as of August 2, 2020, and as thereafter amended from time to time.
(g)    “Retirement Plan” has the meaning as defined in the Speedway Plan.
(h)    “Speedway Excess Benefit” means a Participant’s “Excess Benefit” as defined under the Speedway Plan and as determined as at the Closing Event Date.
(i)    “Speedway Excess Retirement Benefit” means that portion of a Participant’s Speedway Excess Benefit other than any portion consisting of the Speedway Excess Thrift Benefit, i.e., credited amounts under the Speedway Plan that were determined by reference to the Speedway Retirement Plan.
(j)    “Speedway Excess Thrift Benefit” means that portion of a Participant’s Speedway Excess Benefit other than any portion consisting of the Speedway Excess Retirement

Benefit, i.e., credited amounts under the Speedway Plan that were determined by reference to the Speedway Component of the Marathon Petroleum Thrift Plan (formerly known as the “Retirement Savings Sub-Plan”).
(k)    “Speedway Plan” means the Speedway Excess Benefit Plan as in effect to the Closing Event Date.
(l)    “Transaction Closing Event” means the closing of the sale transaction provided for in the PSA.
ARTICLE IX – Speedway Employee Participants Disposition
This Article IX is effective as of the Closing Event Date.
9.1    Disposition
Effective on the Closing Event Date, and pursuant to the terms of the PSA, any participant who is a Business Employee DCP Participant, shall cease being a participant in the Plan and shall no longer have any benefit under the Plan and Marathon Petroleum Company LP shall have no further liabilities under the Plan with respect to such individual. (Such benefit will be assumed by 7-Eleven, Inc., Speedway LLC or other Acquired Entity as defined under the PSA and provided under a Buyer Deferred Compensation Plan.)
9.2    Definitions
For purposes of this Article IX, the following definitions apply:
(a)    “Business Employee Participant” has the meaning as defined in Section 5.2(g)(i) of the PSA.
(b)    “Buyer Deferred Compensation Plan” has the meaning as defined in Section 5.2(g)(i) of the PSA.
(c)    “Closing Event Date” means May 14, 2021, which is the date on which the Transaction Closing Event occurred.
(d)    “PSA” means that certain Purchase and Sale Agreement by and among Marathon Petroleum Corporation and the entities set forth on Schedule I thereto and 7-Eleven, Inc., dated as of August 2, 2020 (the “Signing Date”), and as thereafter amended from time to time.
(e)    “Transaction Closing Event” means the closing of the sale transaction provided for in the PSA.

IN WITNESS WHEREOF, the undersigned officer has caused this amendment and restatement of the Marathon Petroleum Excess Benefit Plan to be adopted and executed on its behalf, effective December 31, 2023.

/s/ Fiona C. Laird
By: Fiona C. Laird
Titles: Chief Human Resources Officer and
Senior Vice President Communications
Marathon Petroleum Corporation, and Senior
Vice President MPC Investment LLC

Date Signed:	12-14-2023

APPENDIX I – Benefit Calculation Example per Plan Section 3.1(d)
Example 1: Lump sum interest rate at age 62 = lump sum interest rate at retirement (age 65)

Step 1:    Calculate lump sum benefit using the age 62 lump sum conversion factor based on interest rate in effect at retirement (1.00%)

Step 2:    Calculate lump sum benefit using the conversion factor for the actual age of retirement (65) based on the lump sum interest rate in effect at retirement (1.00%)

Step 3:    Difference = supplemental payment.

	Step 1	Step 2	Step 3
	Hypothetical lump sum benefit at age 62	Lump sum benefit at age 65	Supplemental Payment
Annuity Payable	$30,000	$30,000
Lump Sum Conversion Factor	224.23	197.06
Lump Sum Benefit	$6,726,900	$5,911,800	$815,100

Example 2: Lump sum interest rate at age 62 > lump sum interest rate at retirement (age 65)

Step 1:    Calculate lump sum benefit using the age 62 lump sum conversion factor based on interest rate in effect at retirement (1.50%)

Step 2:    Calculate lump sum benefit using the conversion factor for the actual age of retirement (65) based on the lump sum interest rate in effect at retirement (1.00%)

Step 3:    Difference = supplemental payment.

	Step 1	Step 2	Step 3
	Hypothetical lump sum benefit at age 62	Lump sum benefit at age 65	Supplemental Payment
Annuity Payable	$30,000	$30,000
Lump Sum Conversion Factor	211.62	197.06
Lump Sum Benefit	$6,348,600	$5,911,800	$436,800

APPENDIX II – List of Non-Business Employee DCP Participants
Pursuant to Section 8.1 of the Plan, for reference purposes, the following individuals are Non-Business Employee DCP Participants:
1.    Amburgey, Greg B.
2.    Berry, Timothy J.
3.    Blanco, Julius M.
4.    Bradley, Mark A.
5.    Bunch, Todd M.
6.    De La Cruz, Jaime J.
7.    Foos, Brent R.
8.    Garrett, Truth Abbott
9.    Harter, R.D.
10.    Hedrick, James Michael
11.    Heppner, David Raymond
12.    Hiser, Raymond S.
13.    Horstman, Joshua D.
14.    Hoyng, Keith V.
15.    Marchal, Jeffrey Scott
16.    Rodman, Timothy Mark
17.    Stauffer, Dennis L.
18.    Testen, Terrence J.